Diversified Corporate Resources Announces Acting CEO

13th July 2004

DALLAS, July 13th /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR)

On the evening of July 10, 2004, J. Michael Moore, the CEO of the Company, took a medical leave of absence to undergo surgery. We are pleased to announce that Mr. Moore experienced no complications and is rapidly recovering. His leave of absence is expected to extend at least another ten days, including three additional days at the medical center where he underwent surgery. In the meantime on July 10, 2004, the Board of Directors appointed Mark E. Cline, a director of the Company, to serve as Acting CEO until Mr. Moore returns.

Mr. Cline has served as President of Memphis, Inc., a Dallas-based entity engaged in owning and operating food and beverage establishments, since 1985. Since April, 1999, he has also served as President of Nimrod, Inc., a Dallas-based real estate development concern.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.